Ameris Bancorp Announces Executive Team Promotions

MOULTRIE, Ga., Dec. 6, 2017 /PRNewswire/ -- Ameris Bancorp (Nasdaq: ABCB) (the "Company"), the parent company of Ameris Bank, today announced promotions on its executive team. Effective as of January 1, 2018, Edwin W. Hortman, Jr. will be succeeded as Chief Executive Officer of Ameris Bank by Dennis J. Zember Jr., previously Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company and Executive Vice President and Chief Operating Officer of Ameris Bank. From February 2005 until June 2016, Mr. Zember also served as Chief Financial Officer of Ameris Bank. Mr. Zember will continue to serve as Executive Vice President and Chief Operating Officer of the Company.

Together with these changes, the Company announced that Nicole S. Stokes has been promoted to Executive Vice President and Chief Financial Officer of the Company and Ameris Bank effective January 1, 2018. Ms. Stokes joined the Company in December 2010 as Controller and was previously promoted to Senior Vice President and Chief Financial Officer of Ameris Bank in June 2016.

Mr. Hortman, who has been an officer of the Company since 2002 and a director since 2003, will remain President and Chief Executive Officer of the Company and will also assume the role of Executive Chairman of both the Company and Ameris Bank.

Sharing accolades, Mr. Hortman stated, "We have impressive talent on our team, and I am proud that we are in a position to promote from within our own Company. Both Dennis and Nicole have exhibited the kind of leadership we value at Ameris and that produces exceptional results. Along with our board of directors, I extend congratulations to Dennis and Nicole."

The Company also announced that Daniel B. Jeter has been appointed by the Company's board of directors to serve as lead independent director. Mr. Jeter has served as Chairman of the Board since May 2007.

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company's banking subsidiary, Ameris Bank, had 97 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter.

CONTACT: For more information, contact: Dennis J. Zember Jr., Executive Vice President & COO, (229) 890-1111